Exhibit 4.2

AMENDMENT TO THE
AMERICAN BANK NOTE HOLOGRAPHICS, INC.
2000 STOCK INCENTIVE PLAN

Pursuant to Section 12 of the American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, as amended (the "Plan"), the second sentence of Section 7(d) of the Plan is hereby amended in its entirety to read as follows:

"Except as otherwise determined by the Board, if a director's service on the Board terminates for any reason other than death or Disability, then: (1) any portion of an Option granted pursuant to this Section 7 that is not exercisable on the date of termination shall immediately terminate, and (2) any portion of an Option granted pursuant to this Section 7 that is exercisable on the date of termination shall remain exercisable during the ninety (90) day period following the date of termination or, if sooner, until the expiration of the stated term thereof and, to the extent not exercised during such period, shall thereupon terminate."

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing amendment to the Plan was duly adopted by the Board of Directors of the Company on May 24, 2005.

Dated: May 24, 2005

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

	By:	/s/ Alan Goldstein
Secretary

AMERICAN BANK NOTE HOLOGRAPHICS, INC.

2000 STOCK INCENTIVE PLAN

(AS AMENDED EFFECTIVE AUGUST 10, 2001)

1.
Purpose.  The purpose of the 2000 Stock Incentive Plan is to establish a flexible vehicle through which the Company can offer Options to purchase shares of Common Stock, including Incentive Stock Options and Non-Qualified Stock Options, to members of the Board, to officers and other employees of the Company and its Affiliates and to consultants and other independent contractors of the Company and its Affiliates with a view toward promoting the long-term financial success of the Company and enhancing stockholder value.

2.	Definitions. For purposes of the Plan, the following terms shall have the following meanings:

(a)	"AFFILIATE" shall mean an affiliate within the meaning of Rule 12b-2 under the Exchange Act.

(b)	"BOARD" shall mean the Board of Directors of the Company.

(c)
"CAUSE" shall, except as otherwise determined by the Committee at the time of grant, have the following meaning: (i) in the case where there is no employment or consulting agreement between the participant and the Company or its Affiliates at the time of grant or where such an agreement exists but does not define "cause" (or words of like import), the participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services, unsatisfactory performance of services or material breach of any written agreement between the participant and the Company or its Affiliates which breach is not cured within fifteen (15) days after written notice thereof, or (ii) in the case where there is an employment or consulting agreement between the participant and the Company or its Affiliates at the time of grant which defines "cause" (or words of like import), the meaning ascribed to such term (or words of like import) under such agreement.

(d)
"CHANGE IN CONTROL" shall mean:  (i) a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company's outstanding shares of Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) the sale or other disposition of all or substantially all of the Company's assets or (iii) the approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

(e)	"CODE" shall mean the Internal Revenue Code of 1986, as amended.

(f)	"COMMITTEE" shall mean the committee appointed by the Board to administer the Plan pursuant to Section 3 or, if no such committee is appointed the Board.

(g)	"COMMON STOCK" shall mean the Company's common stock, par value $0.01.

(h)	"COMPANY" shall mean American Bank Note Holographics, Inc., a Delaware corporation, and any successor thereto.

(i)	"DISABILITY" shall mean, except as otherwise determined by the Committee at the time of grant, "permanent and total" disability within the meaning of Section 22(e)(3) of the Code.

(j)	"EFFECTIVE DATE" shall mean the date on which the Plan was adopted by the Board, subject to the approval of the Company's stockholders within twelve (12) months of such date.

(k)	"EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

(l)
"FAIR MARKET VALUE" shall mean, as of any date, the closing sale price per share of Common Stock as published by the principal national securities exchange on which the Common Stock is traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the close of trading on such date, or if shares of the Common Stock are not listed on a national securities exchange on such date, the last reported trading price or, if none, the average of the bid and asked prices in the over-the-counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over-the-counter market, the value of a share of the Common Stock on such date as determined in good-faith by the Committee.

(m)	"INCENTIVE STOCK OPTION" or "ISO" shall mean an Option that is intended to be an "incentive stock option" within the meaning of Section 422 of the Code.

(n)	"NON-EMPLOYEE DIRECTOR" shall mean any member of the Board who is not employed by the Company or any Parent or Subsidiary.

(o)	"NON-QUALIFIED STOCK OPTION" or "NQSO" shall mean an Option that is not an Incentive Stock Option.

(p)	"OPTION" shall mean an Incentive Stock Option or a Non-Qualified Stock Option granted pursuant to the Plan.

(q)	"PARENT" shall mean any "parent corporation" of the Company within the meaning of Section 424(e) of the Code.

(r)	"PLAN" shall mean this American Bank Note Holographics, Inc. 2000 Stock Incentive Plan, as amended from time to time.

(s)
"RETIREMENT" shall mean with respect to a participant's termination of employment or other service with the Company and its Affiliates, a termination of employment or other service with the Company and its Affiliates (at a time when Cause does not exist) by a participant who has attained:  (i) at least age sixty-five (65), or (ii) such earlier age after age fifty-five (55) as approved by the Committee, in its sole discretion.

(t)	"SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

(u)	"SUBSIDIARY" shall mean any "subsidiary corporation" of the Company within the meaning of Section 424 (f) of the Code.

(v)
"TEN PERCENT STOCKHOLDER" shall mean a person owning, at the time of grant, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary.

3.	Administration.

(a)
Committee.  The Plan shall be administered by a committee appointed by the Board or, if no such committee is appointed, the Board.  Notwithstanding the foregoing, the Plan shall be administered solely by the Board with respect to awards made to Non-Employee Directors.

(b)
Authority of Committee.  Subject to the limitations of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to:  (i) select the persons to whom awards shall be granted under the Plan, (ii) grant Options to such persons and prescribe the terms and conditions of such awards (including, but not limited to, the exercise or purchase price (if any), and any vesting or forfeiture conditions applicable thereto), (iii) interpret and apply the provisions of the Plan and of any agreement or other document evidencing an Option granted under the Plan, (iv) carry out any responsibility or duty specifically reserved to the Committee under the Plan, and (v) make any and all determinations and interpretations and take such other actions as may be necessary or desirable in order to carry out the provisions, intent and purposes of the Plan.  A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent.  The determinations of the Committee, including with regard to questions of construction, interpretation and administration, shall be final, binding and conclusive on all persons.

(c)
Indemnification.  The Company shall indemnify and hold harmless each member of the Committee and the Board and any employee of the Company or its Affiliates who provides assistance with the administration of the Plan from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including the advancement of reasonable legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

4.
Eligibility.  Options may be granted under the Plan to any member of the Board (whether or not an employee of the Company or its Affiliates), to any officer or other employee of the Company or its Affiliates (including prospective officers and employees) and to any consultant or other independent contractor who performs or will perform services for the Company or its Affiliates.  Notwithstanding the foregoing, Incentive Stock Options may only be granted to persons who are employed by the Company or any Subsidiary or Parent at the time of grant.  In addition, Non-Employee Directors shall receive automatic grants of Non-Qualified Stock Options under the Plan.

5.
Available Shares.  Subject to adjustment as provided in Section 10, the maximum number of shares of Common Stock that may be issued under the Plan shall not exceed 1,350,000 shares and the maximum number of shares of Common Stock with respect to which Options may be granted under the Plan to any employee during any calendar year shall be 400,000 shares.  In determining the number of shares that remain available for issuance under the Plan at any time, the following shares shall be deemed available:  (a) shares underlying any Option that terminates, expires or is canceled, and (b) shares that are withheld in order to satisfy the minimum tax withholding obligations associated with Options.  Shares of Common Stock available for issuance under the Plan may be either authorized and unissued or held by the Company in its treasury.  No fractional shares of Common Stock may be issued under the Plan.

6.	Discretionary Stock Options.

(a)
Type of Options.  Subject to the provisions hereof, the Committee may grant ISOs and NQSOs to eligible personnel upon such terms and conditions as the Committee deems appropriate, provided that the Committee may only grant ISOs to employees of the Company or any Subsidiary or Parent.

(b)
Option Term.  Unless sooner terminated, all Options granted pursuant to this Section 6 shall expire not more than ten (10) years after the date the Option is granted (or, in the case of an ISO granted to a Ten Percent Stockholder, not more than five (5) years).

(c)
Exercise Price.  The exercise price per share of Common Stock covered by an Option granted pursuant to this Section 6 shall be determined by the Committee at the time the Option is granted, provided that:  the exercise price per share of Common Stock covered by an Option may not be less than the Fair Market Value of the Common Stock at the time of grant (or, in the case of an ISO granted to a Ten Percent Stockholder, one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the time of grant).

(d)
Vesting Conditions.  The Committee may establish such vesting conditions and other restrictions on the exercise of an Option and/or upon the disposition of the shares of Common Stock acquired upon the exercise of an Option as it deems appropriate. If the Committee provides, in its discretion, that an Option is exercisable upon the attainment of certain vesting conditions, the Committee may waive or accelerate such conditions on exercisability at any time, in whole or in part.

(e)
Exercise of Options.  An Option may be exercised by transmitting to the Company: (i) a notice specifying the number of shares to be purchased, and (ii) payment of the exercise price, together with the amount, if any, deemed necessary by the Committee to enable the Company to satisfy its minimum federal, state, foreign or other tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Committee are made with respect to the satisfaction of such withholding obligations).  The Committee may establish such rules and procedures as it deems appropriate for the exercise of Options.  The exercise price of shares of Common Stock acquired pursuant to the exercise of an Option may be paid in cash, certified or bank check and/or such other form of payment as may be permitted by the Committee from time to time, including, without limitation, shares of Common Stock which have been owned by the holder for at least six (6) months (free and clear of any liens and encumbrances).

(f)
Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an Option until full payment therefor has been made, and the applicable income tax withholding obligation has been satisfied or provided for.  The holder of an Option shall have no rights as a stockholder with respect to any shares covered by the Option until the date a stock certificate for such shares is issued to the holder.  Except as otherwise provided herein, no adjustments shall be made for dividend distributions or other rights for which the record date is prior to the date such stock certificate is issued.

7.	Automatic Grants of Stock Options to Non-Employee Directors.

(a)
Automatic Grants.  Without further action by the Board or the Company's stockholders, each individual who is appointed or elected to the Board as a Non-Employee Director on or after the Effective Date shall be granted an Option to purchase 25,000 shares of Common Stock on the first trading day following the date he or she commences service as a Non-Employee Director.

(b)	Exercise Price. The exercise price per share covered by an Option granted pursuant to this Section 7 shall be equal to the Fair Market Value of the Common Stock on the date of grant.

(c)
Vesting Conditions.  Each Option granted pursuant to this Section 7 shall become exercisable, in cumulative increments, with respect to twenty (20%) percent of the shares initially covered thereby on each of the first five anniversaries of the date of grant, provided that the optionee remains in continuous service as a director of the Company through each applicable vesting date. Notwithstanding the foregoing or anything herein to the contrary, if a participant's service as a director of the Company is involuntarily terminated in connection with, or in anticipation of, a Change in Control, each Option granted pursuant to this Section 7 shall immediately become fully exercisable.

(d)
Effect of Termination of Service.  If a director's service on the Board is terminated due to his or her death or Disability, then:  (i) any portion of an Option granted pursuant to this Section 7 that is not exercisable on the date of termination shall immediately terminate, and (ii) any portion of an Option granted pursuant to this Section 7 that is exercisable on the date of termination shall remain exercisable by the optionee (or his or her representative or beneficiary) during the one year period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.  If a director's service on the Board terminates for any reason other than death or Disability, then:  (1) any portion of an Option granted pursuant to this Section 7 that is not exercisable on the date of termination shall immediately terminate, and (2) any portion of an Option granted pursuant to this Section 7 that is exercisable on the date of termination shall remain exercisable during the ninety (90) day period following the date of termination or, if sooner, until the expiration of the stated term thereof and, to the extent not exercised during such period, shall thereupon terminate.

(e)
Transferability.  All or a portion of any Option granted pursuant to this Section 7 may be transferred to:  (i) the optionee's "family members" (as defined in General Instruction A to Form S-8 under the Securities Act)("Family Members"); (ii) a trust in which the Family Members have more than fifty percent (50%) of the beneficial interest; (iii) a foundation in which the Family Members and/or the optionee control the management of assets; or (iv) any other entity in which the Family Members and/or the optionee own more than fifty percent (50%) of the voting interests.

(f)	Transactions. The provisions of Section 10 (as modified by this Section 7) shall apply to outstanding Options granted pursuant to this Section 7.

(g)	Expiration. Except as otherwise provided herein, if not previously exercised, each Option granted pursuant to this Section 7 shall expire on the tenth anniversary of the date of grant.

8.
Non-Transferability.  No Options shall be transferable by a participant other than upon the participant's death to a beneficiary designated by the participant, or, if no designated beneficiary shall survive the participant, pursuant to the participant's will or by the laws of descent and distribution.  All Options shall be exercisable during a participant's lifetime only by the participant.  Any attempt to transfer any Option shall be void, and no such Option shall in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such Option, nor shall it be subject to attachment or legal process for or against such person. Notwithstanding the foregoing pursuant to this Section 8, the Committee may determine at the time of grant or thereafter that a NQSO granted pursuant to Section 6 is transferable by an optionee in whole or part to such persons, under such circumstances, and subject to such conditions as the Committee may prescribe from time to time.

9.
Effect of Termination of Employment or Service.  Except as otherwise provided herein or determined by the Committee at grant or, if no rights of the participant are thereby reduced, thereafter, and subject to earlier termination in accordance with the provisions hereof, the following rules shall apply with regard to Options (other than Options granted pursuant to Section 7 above) held by a participant at the time of his or her termination of employment or service with the Company and its Affiliates:

(a)
Termination due to Death, Retirement or Disability.  Except as provided in Section 9(b) below, if a participant's employment or service terminates due to his or her death, Retirement or Disability, then:  (i) any Option held by the participant that is not exercisable on the date of termination shall immediately terminate, and (ii) any Option that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the participant (or the participant's designated beneficiary or representative) during the one year period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.

(b)
Termination for Cause or at a Time when Cause Exists.  If a participant's employment or service is terminated by the Company or an Affiliate for Cause or if, at the time of his or her termination, grounds for a termination for Cause exist, then any Option held by the participant (whether or not then exercisable) shall immediately terminate and cease to be exercisable.

(c)
Other Termination.  Except as provided in Section 9(a) or Section 9(b) above, if a participant's employment or service terminates for any reason or no reason, then:  (i) any Option held by the participant that is not exercisable on the date of termination shall immediately terminate, and (ii) any Option that is exercisable on the date of termination shall remain exercisable, to the extent exercisable on the date of termination, by the participant during the ninety (90) day period following the date of termination or, if sooner, until the expiration of the stated term thereof, and, to the extent not exercised during such period, shall thereupon terminate.

10.	Capital Changes; Transactions.

(a)
Adjustments upon Changes in Capitalization.  f any change is made to the Common Stock by reason of any stock 'split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments shall be made to:  (i) the maximum number and/or class of securities available for issuance under the Plan, (ii) the maximum number and/or class of securities with respect to which any employee may be granted Options under the Plan for any calendar year, (iii) the number and/or class of securities and the exercise price per share in effect under each outstanding Option (including, without limitation, outstanding Options granted to Non-Employee Directors pursuant to Section 7). Such adjustments to the outstanding Options are to be effected in a manner which shall preclude the substantial enlargement or dilution of rights and benefits under outstanding Options.

(b)
Change in Control.  Each Option outstanding at the time of a Change in Control that is not otherwise fully exercisable shall automatically accelerate so that each such Option shall, at least fifteen (15) days prior to the Change in Control, become fully exercisable (and the Board shall notify each participant of such acceleration at least fifteen (15) days prior to the Change in Control), provided that no acceleration of exercisability shall occur with respect to an outstanding Option if and to the extent such Option is, in connection with the Change in Control, to be assumed or otherwise continued in full force or effect by the successor entity (or parent thereof) pursuant to the terms of the Change in Control transaction.  Upon the consummation of the Change in Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by the successor entity (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of the Change in Control transaction.  Each Option which is assumed (or is otherwise to continue in effect) in connection with a Change in Control shall be appropriately adjusted, immediately after such Change in Control, to apply to the number and class of securities which would have been issuable to the participant upon consummation of such Change in Control had the Option been exercised immediately prior to such Change in Control, provided the aggregate exercise price of an Option payable for such securities shall remain the same.

(c)
Fractional Shares.  In the event of any adjustment in the number of shares covered by an Option, any fractional shares resulting from such adjustment will be disregarded, and each such Option will cover only the number of full shares resulting from the adjustment.

(d)
Determination of Board to be Final.  All adjustments under this Section 10 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

11.
Tax Withholding.  As a condition to the exercise of any award or the delivery of any shares of Common Stock pursuant to any Option or the lapse of restrictions on any shares of Common Stock, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or its subsidiaries:  (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a participant whether or not pursuant to the Plan, and (b) the Company shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, unless the applicable award agreement provides otherwise, at the discretion of the Committee, the participant may satisfy the withholding obligation described under this Section 11 by electing to have the Company withhold shares of Common Stock (which withholding shall be at a rate not in excess of the statutory minimum rate) or by tendering previously-owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).

12.
Amendment and Termination.  The Board may amend or terminate the Plan at any time, provided that no such action may adversely affect the rights of the holder of any outstanding award without his or her consent.  Except as otherwise provided in Section 10, any amendment which increases the aggregate number of shares of Common Stock that may be issued under the Plan or modifies the class of employees eligible to receive Options under the Plan shall, to the extent required by applicable law, be subject to the approval of the Company's stockholders.  The Committee may amend the terms of any agreement or certificate made or issued hereunder at any time and from time to time provided that any amendment which would adversely affect the rights of the holder may not be made without his or her consent.

13.
Term of the Plan.  The Plan shall be effective on the Effective Date.  The Plan will terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the Board.  The rights of any person with respect to an award made under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the award (as then in effect or thereafter amended) and the Plan.

14.	Miscellaneous.

(a)
Documentation.  Each Option granted made under the Plan shall be evidenced by a written agreement or other written instrument the terms of which shall be established by the Committee.  To the extent not inconsistent with the provisions of the Plan, the written agreement or other instrument evidencing an Option shall govern the rights and obligations of the participant (and any person claiming through the participant) with respect to the Option.

(b)	No Rights Conferred. Nothing contained herein shall be deemed to give any individual any right to be retained in the employ or service of the Company or its Affiliates.

(c)	Governing Law. The Plan shall be governed by the laws of the State of Delaware, without regard to its principles of conflicts of law.

(d)	Decisions and Determinations. All decisions or determinations made by the Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee shall be final, binding and conclusive.

(e)
Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(f)
Requirements of Law.  The grant of awards and issuance of shares under the Plan shall be subject to compliance with all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as the Committee deems necessary or desirable.

Listing and Other Conditions.  As long as the Common Stock is listed on a national securities exchange or system sponsored by a national securities association, the issue of any shares of Common Stock pursuant to an Option shall be conditioned upon such shares being listed on such exchange or system.  If at any time counsel to the Company shall be of the opinion that any sale or delivery of shares of Common Stock pursuant to an Option is or may in the circumstances be unlawful or result in the imposition of excise taxes on the Company under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise with respect to shares of Common Stock or Options, and the right to exercise any Option shall be suspended until, in the opinion of said counsel, such sale or delivery shall be lawful or shall not result in the imposition of excise taxes on the Company.